Exhibit 99.1

News  Release   News  Release   News  Release

Contacts:	Media:	Joanna Lambert	Michael O’Neill
		212-640-9668	212-640-5951
		joanna.g.lambert@aexp.com	mike.o’neill@aexp.com

Investors/Analysts:	Toby Willard	Ron Stovall
	212-640-1958	212-640-5574
	sherwood.s.willardjr@aexp.com	ronald.stovall@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS REPORTS THIRD QUARTER EPS OF $0.90,
UP 70% FROM A YEAR AGO

(Millions, except per share amounts)
	Quarters Ended September 30,		Percentage Inc/(Dec)	Nine Months Ended September 30,		Percentage Inc/(Dec)
	2010	2009		2010	2009
Total Revenues Net of Interest Expense1	$7,033	$6,016	17%	$20,497	$18,034	14%
Income From Continuing Operations	$1,093	$642	70	$2,995	$1,427	#
Loss From Discontinued Operations	$-	$(2)	-	$-	$(13)	-
Net Income	$1,093	$640	71	$2,995	$1,414	#
Earnings Per Common Share – Diluted:
Income From Continuing Operations Attributable to Common Shareholders2	$0.90	$0.54	67	$2.47	$0.95	#
Loss From Discontinued Operations	$-	$(0.01)	-	$-	$(0.01)	-
Net Income Attributable to Common Shareholders1	$0.90	$0.53	70	$2.47	$0.94	#
Average Diluted Common Shares Outstanding	1,199	1,181	2%	1,195	1,166	2%
Return on Average Equity	25.9%	11.7%		25.9%	11.7%
Return on Average Common Equity	25.6%	10.4%		25.6%	10.4%
# Denotes a variance of more than 100%
_________________
1	Refer to discussion regarding revenue drivers on page 2 of earnings release.
2
Represents income from continuing operations or net income, as applicable, less (i) accelerated preferred dividend accretion of $212 million for the nine months ended September 30, 2009 due to the repurchase of preferred shares from the U.S. Treasury Department, (ii) preferred shares dividends and related accretion of $94 million for the nine months ended September 30, 2009, and (iii) earnings allocated to participating share awards and other items of $13 million and $8 million for the three months ended September 30, 2010 and 2009, respectively, and $38 million and $13 million for the nine months ended September 30, 2010 and 2009, respectively.

New York – October 21, 2010 - American Express Company (NYSE: AXP) today reported third-quarter net income of $1.1 billion, up 71 percent from $640 million a year ago. Diluted per share net income was $0.90, up 70 percent from $0.53 a year ago.

Consolidated total revenues net of interest expense were $7.0 billion, up 17 percent from $6.0 billion a year ago.  The increase reflects the consolidation of securitized cardmember loans and related debt onto the balance sheet in the first quarter3. Revenues also reflect higher cardmember spending and higher travel commissions and fees, offset by lower interest income due to a smaller loan portfolio and lower yields on both the securitized and non-securitized portions of the portfolio.

Consolidated provisions for losses totaled $373 million compared to $1.2 billion in the year-ago period, reflecting continued improvement in credit quality for the charge and credit card portfolios3.

Consolidated expenses totaled $5.0 billion, up 28 percent from $3.9 billion a year ago, reflecting higher investment in business building initiatives and higher rewards costs.

The company's return on average equity (ROE) was 25.9 percent, up from 11.7 percent a year ago.

“Cardmember spending rose a strong 14 percent with the largest increases coming from businesses where we’ve been making significant investments: charge and premium co-brand products, corporate cards and cards issued by our bank partners,” said Kenneth I. Chenault, chairman and chief executive officer.

“Lending volumes, however, remain below pre-recessionary levels as cardmembers continued to manage their finances carefully and pay down outstanding debt. While this translated into lower net interest income, it also helped to improve our overall risk profile.

“Our credit indicators, in fact, continued to lead the market and our write-off rate dropped below 5 percent in September for the first time since early 2008.

“Against the backdrop of regulatory and legislative changes that are reshaping the industry, we have been able to improve our competitive position relative to those issuers who rely more heavily on revolving credit and back-end fees.

“While we remain cautious about the economic outlook, we plan to capitalize on that advantage by investing to strengthen relationships with high spending cardmembers and the merchants who accept our products.”
_________________
3
Upon the adoption of new accounting guidance governing the accounting for transfers of financial assets and consolidation of variable interest entities on January 1, 2010, the company began consolidating the assets and liabilities of its previously unconsolidated American Express Credit Account Master Trust (Lending Trust). Among the changes arising from the consolidation of the Lending Trust, expenses related to written-off securitized cardmember loans moved from revenues net of interest expense into provisions for losses.

Year-ago results included a non-recurring $180 million ($113 million after-tax) benefit associated with the company’s accounting for a net investment in consolidated foreign subsidiaries.

The effective tax rate was 33 percent compared to 30 percent in the year-ago quarter.

Segment Results

U.S. Card Services reported third-quarter net income of $595 million, compared with $158 million a year ago.

Total revenues net of interest expense increased 23 percent to $3.7 billion from $3.0 billion. The increase reflects the consolidation of securitized cardmember loans and related debt onto the balance sheet in the first quarter3. Revenues also reflect higher cardmember spending, offset by lower interest income due to a smaller loan portfolio and lower yields on the portfolio.

Provisions for losses totaled $274 million, down 68 percent from $850 million a year ago. The decline reflects continued improvement in credit quality for the charge and credit card portfolios3.

Total expenses increased 26 percent. Marketing, promotion, rewards and cardmember services expenses increased 39 percent from the year-ago period, reflecting increased rewards costs and investments in marketing and promotion. Salaries and employee benefits and other operating expenses increased 12 percent from year-ago levels, primarily reflecting increased technology and partner-related investments.

The effective tax rate was 39 percent compared to 28 percent in the year-ago quarter.

International Card Services reported third-quarter net income of $153 million, up 15 percent from $133 million a year ago.

Total revenues net of interest expense were $1.2 billion, comparable with the year-ago quarter.

Provisions for losses totaled $64 million, down 74 percent from $250 million a year ago. The decline reflects continued improvement in credit quality for the charge and credit card portfolios.

Total expenses increased 25 percent. Marketing, promotion, rewards and cardmember services expenses increased 42 percent from year-ago levels, reflecting increased investments in marketing and promotion and higher rewards costs.  Salaries and employee benefits and other operating expenses increased 13 percent from year-ago levels, primarily reflecting increased technology investments.

The effective tax rate was negative 6 percent compared to 2 percent in the year-ago quarter.

Global Commercial Services reported third-quarter net income of $159 million, up 56 percent from $102 million a year ago.

Total revenues net of interest expense increased 17 percent to $1.1 billion, from $975 million, reflecting increased spending by corporate cardmembers and higher travel commissions and fees.

Provisions for losses totaled $22 million, down 45 percent from $40 million a year ago. The decline reflects continued improvement in credit performance.

Total expenses increased 12 percent. Marketing, promotion, rewards and cardmember services expenses increased 36 percent from the year-ago period, primarily reflecting higher rewards costs. Salaries and employee benefits and other operating expenses increased 9 percent from the year-ago period.

The effective tax rate was 34 percent compared to 31 percent in the year-ago quarter.

Global Network & Merchant Services reported third quarter net income of $259 million, up 4 percent from $248 million a year ago.

Total revenues net of interest expense increased 15 percent to $1.1 billion, from $976 million, reflecting higher merchant-related revenues driven by an increase in global card billed business, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 19 percent. Marketing and promotion expenses increased 32 percent from the year-ago period, reflecting increased network and merchant-related investments. Salaries and employee benefits and other operating expenses increased 14 percent, primarily reflecting increased technology-related and professional service expenses, as well as incremental hiring to support business growth.

The effective tax rate was 39 percent compared to 33 percent in the year-ago quarter.

Corporate and Other reported third-quarter net expense of $73 million compared with net income of $1 million a year ago. The results for both periods reflect income of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements.

The year-ago quarter included the previously mentioned non-recurring $180 million ($113 million after-tax) benefit associated with the company’s accounting for a net investment in consolidated foreign subsidiaries, offset by a higher tax expense due primarily to a revision in the company’s estimated annual effective tax rate.

# # #

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

The 2010 Third Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss third-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site.  A replay of the conference call will be available later today at the same web site address.

Cautionary Note Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on the Card, delinquency rates, loan balances and other aspects of our business and results of operations;

•
changes in capital and credit market conditions, which may significantly affect the company’s ability to meet its liquidity needs, access to capital and cost of capital, including  changes in interest rates; changes in market conditions affecting the valuation of our assets; or any reduction in our credit ratings or those of our subsidiaries, which could materially increase the cost and other terms of our funding, restrict our access to the capital markets or result in contingent payments under contracts;

•
litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the company or the company’s voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the company’s financial performance;  (ii) the imposition of substantial monetary damages in private actions against the company; and/or (iii) damage to the company’s global reputation and brand;

•
legal and regulatory developments wherever we do business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Act’s stricter regulation of large, interconnected financial institutions, changes in requirements relating to securitization and the establishment of the Bureau of Consumer Financial Protection, which could make fundamental changes to many of our business practices or materially affect our capital requirements, results of operations, ability to pay dividends or repurchase our stock; or actions and potential future actions by the FDIC and credit rating agencies applicable to securitization trusts, which could impact the company’s ABS program;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices we charge merchants that accept our Cards and the success of marketing, promotion or rewards programs;

•
changes in technology or in our ability to protect our intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and  compete at the leading edge of technological developments across our businesses, including technology and intellectual property of third parties whom we rely on, all of which could materially affect our results of operations;

•
data breaches and fraudulent activity, which could damage our brand, increase our costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to ourselves or our vendors;

•
changes in our ability to attract or retain qualified personnel in the management and operation of the company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•
changes in the financial condition and creditworthiness of our business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of our business, such as the airline industry, or our partners in Global Network Services or financial institutions that we rely on for routine funding and liquidity, which could materially affect our financial condition or results of operations;

•
uncertainties associated with business acquisitions, including the ability to realize anticipated business retention, growth and cost savings or effectively integrate the acquired business into our existing operations;

•	changes affecting the success of our reengineering and other cost control initiatives, which may result in the company not realizing all or a significant portion of the benefits that we intend;
•	the effectiveness of the company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risks;
•
changes affecting our ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on our ability to obtain deposit funding or offer competitive interest rates, which could affect our liquidity position and our ability to fund our business; and

•
factors beyond our control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt our global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q for the three months ended March 31 and June 30, 2010, and the company’s other reports filed with the SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated.

(Preliminary)

American Express Company
Consolidated Statements of Income

(Millions)

	Quarters Ended			Nine Months Ended
	September 30,		Percentage	September 30,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$3,818	$3,373	13%	$11,018	$9,744	13%
Net card fees	527	538	(2)	1,568	1,602	(2)
Travel commissions and fees	487	383	27	1,307	1,155	13
Other commissions and fees	515	448	15	1,512	1,340	13
Securitization income, net (A)	N/A	71	-	N/A	210	-
Other	502	449	12	1,413	1,569	(10)
Total non-interest revenues	5,849	5,262	11	16,818	15,620	8
Interest income
Interest and fees on loans	1,675	1,059	58	5,107	3,432	49
Interest and dividends on investment securities	103	229	(55)	345	579	(40)
Deposits with banks and other	16	9	78	45	48	(6)
Total interest income	1,794	1,297	38	5,497	4,059	35
Interest expense
Deposits	141	109	29	406	299	36
Short-term borrowings	-	2	-	2	36	(94)
Long-term debt and other	469	432	9	1,410	1,310	8
Total interest expense	610	543	12	1,818	1,645	11
Net interest income	1,184	754	57	3,679	2,414	52
Total revenues net of interest expense	7,033	6,016	17	20,497	18,034	14
Provisions for losses
Charge card	89	143	(38)	412	716	(42)
Cardmember loans	262	989	(74)	1,490	3,706	(60)
Other	22	46	(52)	66	143	(54)
Total provisions for losses	373	1,178	(68)	1,968	4,565	(57)
Total revenues net of interest expense after provisions for losses	6,660	4,838	38	18,529	13,469	38

Expenses
Marketing and promotion	847	504	68	2,244	1,201	87
Cardmember rewards	1,269	983	29	3,685	2,858	29
Cardmember services	135	132	2	406	374	9
Salaries and employee benefits	1,354	1,261	7	3,996	3,884	3
Professional services	701	575	22	1,898	1,693	12
Occupancy and equipment	371	374	(1)	1,134	1,124	1
Communications	92	105	(12)	284	315	(10)
Other, net	251	(14)	#	395	140	#
Total	5,020	3,920	28	14,042	11,589	21
Pretax income from continuing operations	1,640	918	79	4,487	1,880	#
Income tax provision	547	276	98	1,492	453	#
Income from continuing operations	1,093	642	70	2,995	1,427	#
Loss from discontinued operations, net of tax	-	(2)	-	-	(13)	-
Net income	$1,093	$640	71	$2,995	$1,414	#
Income from continuing operations attributable to common shareholders (B)	$1,080	$634	70	$2,957	$1,108	#
Net income attributable to common shareholders (B)	$1,080	$632	71	$2,957	$1,095	#

______________________

# - Denotes a variance of more than 100%.

(A) In accordance with the new GAAP effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.

(B) Represents income from continuing operations or net income, as applicable, less (i) accelerated preferred dividend accretion of $212 million for the nine months ended September 30, 2009 due to the repurchase of $3.39 billion of preferred shares issued as part of the Capital Purchase Program (CPP), (ii) preferred shares dividends and related accretion of $94 million for the nine months ended September 30, 2009, and (iii) earnings allocated to participating share awards and other items of $13 million and $8 million for the three months ended September 30, 2010 and 2009, respectively, and $38 million and $13 million for the nine months ended September 30, 2010 and 2009, respectively.

(Preliminary)

American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	September 30,	December 31,
	2010	2009

Assets
Cash	$21	$17
Accounts receivable	38	38
Investment securities	17	24
Loans	53	30
Other assets	17	16
Total assets	$146	$125

Liabilities and Shareholders' Equity
Customer deposits	$28	$26
Short-term borrowings	2	2
Long-term debt	69	52
Other liabilities	31	31
Total liabilities	130	111

Shareholders' equity	16	14
Total liabilities and shareholders' equity	$146	$125

(Preliminary)

American Express Company
Financial Summary

(Millions)

	Quarters Ended			Nine Months Ended
	September 30,		Percentage	September 30,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,664	$2,982	23%	$10,847	$8,965	21%
International Card Services	1,169	1,157	1	3,416	3,314	3
Global Commercial Services	1,144	975	17	3,250	2,911	12
Global Network & Merchant Services	1,118	976	15	3,183	2,749	16
	7,095	6,090	17	20,696	17,939	15
Corporate & Other, including adjustments and eliminations	(62)	(74)	(16)	(199)	95	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$7,033	$6,016	17	$20,497	$18,034	14

Pretax income (loss) from continuing operations
U.S. Card Services	$971	$218	#	$2,476	$(60)	#
International Card Services	145	136	7	530	236	#
Global Commercial Services	240	148	62	616	364	69
Global Network & Merchant Services	422	371	14	1,254	1,123	12
	1,778	873	#	4,876	1,663	#
Corporate & Other	(138)	45	#	(389)	217	#

PRETAX INCOME FROM CONTINUING OPERATIONS	$1,640	$918	79	$4,487	$1,880	#

Net income (loss)
U.S. Card Services	$595	$158	#	$1,545	$(2)	#
International Card Services	153	133	15	464	263	76
Global Commercial Services	159	102	56	368	250	47
Global Network & Merchant Services	259	248	4	795	737	8
	1,166	641	82	3,172	1,248	#
Corporate & Other	(73)	1	#	(177)	179	#
Income from continuing operations	1,093	642	70	2,995	1,427	#
Loss from discontinued operations, net of tax	-	(2)	-	-	(13)	-

NET INCOME	$1,093	$640	71	$2,995	$1,414	#

______________________

# - Denotes a variance of more than 100%.

(Preliminary)

American Express Company
Financial Summary (continued)

	Quarters Ended			Nine Months Ended
	September 30,		Percentage	September 30,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$0.91	$0.54	69%	$2.49	$0.95	#	%
Loss from discontinued operations	-	-	-	-	(0.01)	-
Net income attributable to common shareholders	$0.91	$0.54	69%	$2.49	$0.94	#	%

Average common shares outstanding (millions)	1,193	1,178	1%	1,189	1,164	2%

DILUTED
Income from continuing operations attributable to common shareholders	$0.90	$0.54	67%	$2.47	$0.95	#	%
Loss from discontinued operations	-	(0.01)	-	-	(0.01)	-
Net income attributable to common shareholders	$0.90	$0.53	70%	$2.47	$0.94	#	%

Average common shares outstanding (millions)	1,199	1,181	2%	1,195	1,166	2%

Cash dividends declared per common share	$0.18	$0.18	-%	$0.54	$0.54	-%

Selected Statistical Information

	Quarters Ended			Nine Months Ended
	September 30,		Percentage	September 30,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Return on average equity (A)	25.9%	11.7%		25.9%	11.7%
Return on average common equity (A)	25.6%	10.4%		25.6%	10.4%
Return on average tangible common equity (A)	33.1%	13.5%		33.1%	13.5%
Common shares outstanding (millions)	1,204	1,189	1%	1,204	1,189	1%
Book value per common share	$13.22	$11.72	13%	$13.22	$11.72	13%
Shareholders' equity (billions)	$15.9	$13.9	14%	$15.9	$13.9	14%

______________________

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity.